UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12.

Vestin Fund I, LLC
_____________________________________________________________________________
(Name of Registrant as Specified in Its Charter)

_____________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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On or about February 27, 2006, Vestin Fund I, LLC (“Fund I”) mailed the attached letter to unitholders of Fund I regarding the proposal to convert Fund I into a real estate investment trust.

February 27, 2006

Dear Vestin Fund I Unit Holder:

A few days ago you received a definitive proxy statement/prospectus containing important information regarding the plan to convert Vestin Fund I, LLC into a Mortgage REIT. Please read it carefully.

We believe that voting FOR the proposal to convert Vestin Fund I into a Mortgage REIT is the most effective way for our unit holders to achieve immediate liquidity. With a publicly traded REIT there will be no more waiting list for liquidity.

On February 23rd Vestin Fund II unit holders holding more than 60% of the Fund II units entitled to vote approved the proposal to convert Fund II to a Mortgage REIT. The details of the Vestin Fund II vote are included in the Current Report on Form 8-K filed by Vestin Fund II with the SEC on February 24, 2006, which can be found on the SEC’s website at www.sec.gov.

We believe that it is in the best interest of the FUND I unit holders to follow the lead of FUND II unit holders and vote FOR the proposal to convert FUND I to a Mortgage REIT.

If you want to have more control over your liquidity, follow the lead of Fund II unit holders and vote FOR the proposal to convert Fund I into a Mortgage REIT.

Please return your blue proxy card as soon as possible.

We have filed with the SEC a proxy statement/prospectus and other materials relating to the proposed REIT conversion. The proxy statement/prospectus contains important information and we urge you to read it carefully. If you have questions or need another copy of the definitive proxy statement/prospectus, or you need another proxy card, please call 1-888-232-7612 immediately. The proxy statement/prospectus is also available free of charge on the SEC website at www.sec.gov.

Sincerely

Mike Shustek